RODOLPHE BELMER TO JOIN NETFLIX BOARD OF DIRECTORS

Los Gatos, Calif., January 22, 2018 - Netflix, Inc. (Nasdaq: NFLX) has added Rodolphe Belmer to its board, bringing the total number of directors to ten and expanding the breadth of its global and entertainment experience.

“We look forward to benefiting from Rodolphe’s wisdom, experience and global perspective as we continue to grow Netflix all over the world,” said Reed Hastings, Netflix co-founder and chief executive.

Since March 2016, Belmer has served as CEO of Eutelsat, the leading satellite operator in Europe, the Middle East and Africa. He previously held several roles at Canal + Group, which he joined in 2001, most recently serving as its CEO from 2012 to 2015.

Belmer began his career in the marketing department of Procter & Gamble France before joining McKinsey in 1998. He is a graduate of France’s HEC business school.

About Netflix

Netflix is the world's leading internet entertainment service with over 117 million members in over 190 countries enjoying more than 140 million hours of TV shows and movies per day, including original series, documentaries and feature films. Members can watch as much as they want, anytime, anywhere, on nearly any internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.

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